Exhibit 99.1

FOR IMMEDIATE RELEASE

Supreme Industries Reports

Third-Quarter and Nine-Month 2007 Financial Results

Goshen, Ind.—Nov. 7, 2007—Supreme Industries, Inc. (AMEX: STS), a leading manufacturer of specialized commercial vehicles including truck bodies, shuttle buses, armored vehicles and luxury motorcoaches, today announced financial results for its third quarter and nine months ended Sept. 29, 2007.

Due principally to the anticipated continued softness in the 2007 truck market, third-quarter net sales decreased by 15 percent to $67.5 million from the record third-quarter 2006 net sales of $79.7 million. As a result, gross profit margin was 10.9 percent of net sales versus 12.0 percent of net sales in last year’s comparable period. Net income in the quarter was $0.3 million, or $.02 per diluted share, down from $1.2 million, or $.10 per diluted share, a year ago. Net income for the third quarters of 2007 and 2006 included favorable after-tax physical inventory adjustments of $0.2 million, or $0.02 per diluted share, and $1.3 million, or $0.10 per diluted share, respectively.

Net sales for the first nine months of 2007 were $239.6 million, down 9 percent from the record $264.3 million set in the comparable 2006 period. Gross profit margin for the 2007 nine-month period increased to 11.4 percent of net sales from 11.2 percent of net sales for the 2006 period. Although net sales decreased $24.7 million for the nine months, the Company improved its gross profit margin percentage by intensifying cost-containment initiatives. Net income for the nine-month period was $3.3 million, or $.25 per diluted share, compared with $4.2 million, or $.32 per diluted share, for the same period in 2006.

Selling, general and administrative (SG&A) expenses for the third quarter and nine months of 2007 were reduced 8.3 percent to $6.6 million, and 1.2 percent to $21.1 million, respectively, versus the comparable prior-year periods. The overall decrease in SG&A was attributable to the Company receiving more marketing program credits from chassis manufacturers and lower commission expenses due to lower sales volume. Interest expense declined 31.5 percent for the quarter and 15.8 percent for the nine-month period as a result of the $13.1 million, or 33.7 percent, reduction in

Supreme Industries, Inc.

2581 East Kercher Road • PO Box 463 • Goshen, IN 46527

long-term debt since the beginning of the year. “Our focus on working capital management and the corresponding debt reduction has been a major accomplishment during the first nine months of 2007,” commented President Robert W. Wilson.

He continued: “As predicted in our second-quarter communications to shareholders, third-quarter revenues and earnings were negatively affected by the continued truck industry softness, particularly as it related to our core dry freight products. Third-quarter truck division revenues were down 29 percent versus the 2006 third quarter, reflecting the overall market. However, this decline was partially offset by a significant increase in our armored division revenues as well as markedly increased revenues from our motorcoach division, which we acquired in early 2006. Bus division revenues were relatively constant versus 2006.”

Wilson added: “We recently announced a contract with the U.S. Department of State for up to $100 million of armored vehicles to be produced over five years, with revenue subject to the receipt of periodic orders from the Department. These vehicles are to be used at U.S. Embassies around the world. Product diversification favorably impacted our backlog, which at Sept. 29, 2007, stood at $72.6 million compared with $75.4 million at Sept. 30, 2006. Only the initial Department of State order of $500,000 is included in our backlog.”

Stockholders’ equity totaled $75.7 million, or $5.87 per share, at Sept. 29, 2007, compared with $75.8 million, or $5.97 per share, at Sept. 30, 2006. Working capital totaled $55.0 million at Sept. 29, 2007, compared with $66.6 million at Dec. 30, 2006. The decrease in working capital was a result of the 15 percent decline in revenues coupled with more intense asset management efforts. The working capital ratio at third-quarter-end was 3.4 to 1 as compared with 3.2 to 1 at Sept. 30, 2006.

“Our ongoing cost-control efforts, working capital management, product diversification and emphasis on improving productivity and efficiency are helping to mitigate the effects of the soft demand in our core markets, but not enough to avoid the large decrease in our earnings per share for the quarter,” said Wilson. “Looking ahead, fourth-quarter and full-year revenue comparisons are expected to be unfavorable. However, we remain optimistic about Supreme’s long-term outlook as we continue to grow and develop our product lines and increase the Company’s market share in higher-margin specialty vehicle categories. While still early, the outlook for 2008 appears to be brightening, indicating the potential for a stronger year versus 2007.”

Supreme Industries, Inc.

2581 East Kercher Road • PO Box 463 • Goshen, IN 46527

The Supreme Industries Board of Directors recently approved a cash dividend on its outstanding Class A and Class B Common Stock, based upon the Company’s financial condition and business prospects. Stockholders of record as of Nov. 13, 2007, will receive $0.095 for each share owned on that date, payable on Nov. 20, 2007. This cash dividend is the seventeenth consecutive quarterly cash dividend since the Company commenced payment of regular cash dividends in 2003. Future cash dividend payments are necessarily subject to business conditions.

A live webcast of Supreme Industries’ earnings conference call can be heard today, Wednesday, Nov. 7, 2007, at 4:30 p.m. Eastern Time at http://www.supremeind.com. Those unable to participate in the live conference call may access a replay available on the Company’s website until Dec. 7, 2007.

To be added to Supreme Industries’ e-mail distribution list, please click on the link below:

http://www.clearperspectivegroup.com/clearsite/sts/emailoptin.html

About Supreme

Supreme Industries, Inc. (STS) is a nationwide manufacturer of specialized truck bodies produced to the specifications of its customers. Supreme also manufactures special-purpose “shuttle-type” buses, armored vehicles and luxury motorcoaches. The Company’s transportation equipment products are used by a wide variety of industrial, commercial, law enforcement and Homeland Security customers.

News releases and other information on the Company are available on the Internet at:
http://www.SupremeInd.com

This report contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), other than historical facts, which reflect the view of the Company’s management with respect to future events. When used in this report, words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” and similar expressions, as they relate to the Company or its plans or operations, identify forward-looking statements. Such forward-looking statements are based on assumptions made by and information currently available to the Company’s management. Although management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations are reasonable, and it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from such expectations include, without limitation, limitations on the availability of chassis on which the Company’s product is dependent, availability of raw materials, raw material cost increases, and severe interest rate increases. Furthermore, the Company can provide no assurance that such raw material cost increases can be passed on to its customers through implementation of price increases for the Company’s products. The forward-looking statements contained herein reflect the current views of the Company’s management with respect to future events and are subject to those factors and other risks, uncertainties and assumptions relating to the operations, results of operations, cash flows and financial position of the Company. The Company assumes no obligation to update the forward-looking statements or to

Supreme Industries, Inc.

2581 East Kercher Road • PO Box 463 • Goshen, IN 46527

update the reasons actual results could differ from those contemplated by such forward-looking statements.

CONTACT:

Supreme Industries, Inc.
Robert W. Wilson, 574-642-4888
President and Chief Operating Officer

—FINANCIAL TABLES FOLLOW—

Supreme Industries, Inc. and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	Three Months Ended		Nine Months Ended
	Sept. 29, 2007	Sept. 30, 2006	Sept. 29, 2007	Sept. 30, 2006
Revenue:
Net sales	$67,540,998	$79,678,398	$239,594,008	$264,289,048
Cost of sales	60,201,848	70,122,112	212,194,256	234,596,119
Gross profit	7,339,150	9,556,286	27,399,752	29,692,929

Selling, general and administrative expense	6,576,660	7,171,292	21,106,291	21,372,025
Other expense (income)	(161,093)	(202,475)	(390,234)	(406,566)

Operating income	923,583	2,587,469	6,683,695	8,727,470

Interest expense	520,718	760,108	1,931,708	2,295,693
Income before income taxes	402,865	1,827,361	4,751,987	6,431,777

Income taxes	129,000	585,000	1,470,000	2,251,000
Net income	$273,865	$1,242,361	$3,281,987	$4,180,777

Earnings per share (EPS):
Basic	$.02	$.10	$.26	$.33
Diluted	.02	.10	.25	.32

Shares used in the computation of EPS:
Basic	12,870,404	12,702,632	12,805,106	12,701,639
Diluted	12,975,543	12,835,523	12,903,820	12,888,703

Cash dividends per share	$.095	$.095	$.285	$.285

Supreme Industries, Inc.

2581 East Kercher Road • PO Box 463 • Goshen, IN 46527

Supreme Industries, Inc. and Subsidiaries

Consolidated Balance Sheets

	Sept. 29, 2007	Dec. 30, 2006
	(Unaudited)
Assets
Current assets	$78,080,115	$91,694,912
Property, plant and equipment, net	47,575,966	48,389,483
Intangible assets, net	1,383,983	1,420,261
Other assets	438,588	620,064
Total assets	$127,478,652	$142,124,720

Liabilities
Current liabilities	$23,103,410	$25,129,594
Long-term debt	25,766,325	38,863,229
Deferred income taxes	2,870,316	2,923,216
Other long-term Liabilities	32,879	0
Total liabilities	51,772,930	66,916,039

Total stockholders’ equity	75,705,722	75,208,681

Total liabilities and stockholders’ equity	$127,478,652	$142,124,720

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Supreme Industries, Inc.

2581 East Kercher Road • PO Box 463 • Goshen, IN 46527